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BOARD OF DIRECTORS MEETING, OCTOBER 28, 1994

APPROVAL OF SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
BOARD APPROVAL REQUIRED

RESOLVED, The the appropriate officers of the Corporation are hereby authorized and directed to design, adopt and implement a Supplemental Executive Retirement Plan as described in the attached exhibit, and with such other terms as such officers may deem appropriate or necessary to carry out the actions required by this resolution.


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BOARD OF DIRECTORS, OCTOBER 28, 1994
PROPOSED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


PURPOSE: Retirement benefits payable to Crestar's senior executive offers under qualified and nonqualified plans are not competitive with other banks in our peer group. A supplemental executive retirement plan can meet this competitive need and also promote flexibility in retirement planning for executives and the Corporation.

ELIGIBILITY:   Officers in grades 41 and above

BENEFIT: Annual benefit based single life annuity providing 50% of executive s average 3 year total compensation (base salary plus bonus) reduced by benefits payable under Retirement Plan, Additional Nonqualified Executive Plan and Excess Plan, commencing at age 60 with 20 years of service; payment options same as annuity options available under the Retirement Plan. Early retirement benefit payable at ages 55 through 59, with 5% reduction per year prior to age 60.

VESTING:       Fully vested at age 55 with 20 years of service

FUNDING:       Payable from general assets

AMENDMENT &    Board may amend or terminate at any time, provided that
TERMINATION    consent must be obtained from (a) any participant who has
               reached age 55 and has 20 years of service, and (b) any participant or beneficiary who is in pay status if any such amendment or termination would reduce the participant's or beneficiary's benefit.

CHANGE         Agreement is binding on Crestar's successor.  Any
IN Control:    participant whose employment terminates following a
               change in control and who has 20 years of service
               (with Crestar and its successor) may elect to begin receiving plan benefits prior to age 55, provided that such benefit is proportionately reduced.